Exhibit 99.1

NEWS RELEASE

Contact:	Richard Ehrich, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2017 Second Quarter and First Half Financial Results

  Second quarter royalties were $1.8 million, decreasing 22 percent from the same period in the prior year.
  Second quarter product sales were $1.6 million, decreasing 30 percent from the same period in the prior year.
  Operating expenses totaled $2.4 million in the second quarter of 2017, a decrease of 5 percent from the prior year period.  Capitalized software costs in the second quarter were $392,000 and $523,000, respectively.
  Net income for the first quarter of 2017 totaled $323,000, a $870,000 decrease from the same period in the prior year.
  Cash balance increased to $2.7 million, up from $2.1 million at the end of the first quarter.

Saint Paul, Minn., August 10, 2017 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its second quarter and first half ended June 30, 2017.

Second-Quarter Results:

Image Sensing Systems' (ISS) 2017 second quarter revenue was $3.5 million, compared to $4.7 million in the second quarter of 2016. Gross margin from the second quarter of 2017 was 77 percent, a 2 percent decrease from a gross margin of 79 percent for the same period in 2016.  The decrease in the gross margin percent was primarily the result of the amortization of software development costs related to the Autoscope Vision product released in the fourth quarter of 2016.  Revenue from royalties was $1.8 million in the second quarter of 2017 compared to $2.4 million in the second quarter of 2016, a 22 percent decline.

Product sales decreased to $1.6 million in the quarter, a 30 percent decrease from $2.3 million in the second quarter of 2016. The decrease in product sales resulted from lower than expected sales into the Europe, Middle East and Africa regions.  Autoscope video product sales and royalties were $368,000 and $1.8 million, respectively, and RTMS radar product sales were $1.3 million in the second quarter of 2017.  Product sales gross margin for the second quarter of 2017 was 57 percent, a 1 percent decrease from the same period in 2016.

Exhibit 99.1

The Company’s net income in the second quarter was $323,000, or $0.06 per basic share, compared to a net income of $1.2 million, or $0.24 per basic share, in the prior year period. The second quarter 2017 net income includes operating expenses of $2.4 million, a 5 percent decrease from the second quarter of 2016.  During the second quarter of 2017, ISS capitalized $392,000 of internal software development costs compared to $523,000 in prior year period.

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, operating income for the second quarter of 2017 was $445,000 compared to an operating income of $1.3 million in the second quarter of 2016.

Year-to-Date Results:

ISS’s revenue for the first half of 2017 was $6.6 million, a 17 percent decrease from revenue of $7.9 million in the first half of 2016. Sales gross margin for the first six-months of 2017 was 78 percent, a 2 percent increase from the prior year period. The increase in gross margin was the result of a higher percentage of revenue from royalties, improved product sales gross margin, and a decrease in the warranty reserve recorded in the first six-months of 2017. Revenue from royalties was $3.5 million in the first six-months of 2017, compared to $4.0 million in the same period in 2016, a 12 percent decline. Product sales were $3.1 million in the first half of 2017, a 22 percent decrease from $3.9 million in the first half of 2016.

The first six-months of revenue for 2017 included Autoscope Video product sales and royalties of $628,000 and $3.5 million, respectively, and RTMS Radar product sales of $2.4 million. Product sales gross margin for the first six-months of 2017 was 59 percent, a 7 percent increase from the same period in the prior year.

The Company’s net income for the first six-months of 2017 was $520,000, or $0.10 per basic share, compared to a net income of $901,000, or $0.18 per basic share, in the first six-months of 2016. The first six-months of 2017 net income includes operating expenses of $4.6 million, a 10 percent decrease from the same period in 2016.  During the first half of 2017, we capitalized $566,000 of software development costs, compared to $1.1 million in the first half of 2016.  Cash flow in the first half of 2017 improved to a positive $1.1 million, compared to a negative cash flow of $1.7 million in the first half of 2016.

Exhibit 99.1

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, operating income for the first half of 2017 was $798,000 compared to an operating income of $1.2 million in the first half of 2016.

"The soft second quarter royalty reflects a decrease in Autoscope Vision sales as the early adopters deployed and are evaluating the product prior to larger scale deployments," said Chad Stelzig, CEO for ISS.  "We have been closely tracking any installation issues and are working with our partner Econolite to address customer concerns as they arise."

"Econolite recently announced the award of a 300-intersection traffic signal upgrade program in Miami-Dade County that will include Autoscope Encore video sensors," said Chad Stelzig.  "The Autoscope sensors will provide the vehicle detection information required to accomplish adaptive signal control along 12 congestion management corridors.  It is exciting to see Autoscope recognized as a core component to an infrastructure modernization project that will help reduce congestion, travel time, and emissions," concluded Mr. Stelzig.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

Exhibit 99.1

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 24, 2017.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2017	2016	2017	2016
Revenue
Product sales	$1,629	$2,321	$3,069	$3,935
Royalties	1,846	2,356	3,490	3,980
	3,475	4,677	6,559	7,915
Cost of revenue	798	964	1,432	1,882
Gross profit	2,677	3,713	5,127	6,033

Operating expenses
Selling, general and administrative	1,656	1,916	3,092	3,605
Research and development	728	603	1,544	1,397
Restructuring charges	--	--	--	126
	2,384	2,519	4,636	5,128
Income from operations	293	1,194	491	905
Other income	30	1	33	--
Income before income taxes	323	1,195	524	905
Income tax expense	--	2	4	4
Net income	$323	$1,193	$520	$901

Basic net income per share	$0.06	$0.24	$0.10	$0.18
Diluted net income per share	$0.06	$0.24	$0.10	$0.18

Weighted shares - basic	5,117	5,041	5,107	5,035
Weighted shares - diluted	5,128	5,041	5,107	5,035

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$2,656	$1,547
Receivables, net	2,302	3,011
Inventories	273	141
Prepaid expenses and other current assets	347	281
	5,578	4,980
Property and equipment, net	366	371
Intangible assets, net	3,181	2,795
Deferred taxes	60	58
	$9,185	$8,204
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$634	$256
Warranty and other current liabilities	1,637	1,739
	2,271	1,995

Shareholders’ equity	6,914	6,209
	$9,185	$8,204

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six-Month Periods Ended June 30,
	2017	2016
Operating Activities
Net income	$520	$901

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation and amortization	307	149
Stock option expense	153	60
Loss on disposal of assets	--	1
Changes in operating assets and liabilities	643	(1,538)
Net cash provided by (used for) operating activities	1,623	(427)

Investing activities
Capitalized software development costs	(441)	(1,124)
Purchases of property and equipment	(101)	(73)
Net cash used for investing activities	(542)	(1,197)

Effect of exchange rate changes on cash	28	(60)

Increase (decrease) in cash and cash equivalents	1,109	(1,684)
Cash and cash equivalents at beginning of period	1,547	2,648
Cash and cash equivalents at end of period	$2,656	$964

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$16	$--
Capitalization of software development cost in accounts payable	125	--

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define Non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation and restructuring charges for the applicable periods.  Management believes Non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of Non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies.  The table below reconciles Non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2017	2016	2017	2016
Income from operations	$293	$1,194	$491	$905
Amortization of intangible assets	90	--	180	--
Depreciation	62	74	127	149
Restructuring charges	--	--	--	126
Non-GAAP income from operations	$445	$1,268	$798	$1,180

Note – Our calculation of Non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.